SALE AND PURCHASE AGREEMENT:






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                                Table of Contents


Schedule of Exhibits...........................................................3

Preamble.......................................................................5

ARTICLE 1 Definitions..........................................................6

ARTICLE 2 Subject Matter of the Purchase......................................10

ARTICLE 3 Sale and Assignment of the SHARES, the LIMITED PARTNERSHIP
           INTEREST in the TARGET and the SELLER'S FINANCING RECEIVABLES......12

ARTICLE 4 EFFECTIVE DATE......................................................14

ARTICLE 5 CLOSING, TRANSFER DATE..............................................14

ARTICLE 6 PURCHASE PRICE and PURCHASE PRICE ADJUSTMENT........................16

ARTICLE 7 Due Diligence.......................................................22

ARTICLE 8 Agreements on the Condition ("Beschaffenheitsvereinbarungen")
           of TARGET and/or TARGET COMPANIES..................................22

ARTICLE 10 Legal Consequences of Non-Compliance, Remedies.....................33

ARTICLE 11 Transfer of the ACQUIRED BUSINESS, Post-Contractual Cooperation....38

ARTICLE 12 SELLER'S Covenants Pending CLOSING, Conduct of the
             ACQUIRED BUSINESS................................................41

ARTICLE 13 Involvement in Legal Matters, THIRD PARTY CLAIMs...................43

ARTICLE 14 Merger Control.....................................................45

ARTICLE 15 Other Provisions...................................................46

ARTICLE 17 Final Provisions...................................................52



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                              Schedule of Exhibits


----------- --------------------------------------------------------------------
Exhibits    Contents
----------- --------------------------------------------------------------------
1.2.1       ACQUIRED BUSINESS CONSOLIDATED EFFECTIVE DATE FINANCIAL STATEMENTS
            as of March 31, 2002 (EDFS)
----------- --------------------------------------------------------------------
1.2.2       Mannesmann accounting guidelines
----------- --------------------------------------------------------------------
1.4         AUDITED FINANCIAL STATEMENTS  ("Einbringungsbilanz") of Demag Mobile
            Cranes GmbH & Co. KG
----------- --------------------------------------------------------------------
1.13        SELLER`S FINANCING RECEIVABLES and SELLER`S FINANCING LIABILITIES
            (specification)
----------- --------------------------------------------------------------------
1.17        List of SUBSIDIARIES
----------- --------------------------------------------------------------------
3.6.1       Notification acc.ss.16 para. 1 GmbHG
----------- --------------------------------------------------------------------
3.6.2       Notification acc.ss.40. para. 1 sentence 2 GmbHG
----------- --------------------------------------------------------------------
5.4.1       Filing for Registration with Commercial Register
----------- --------------------------------------------------------------------
5.5         Closing Minutes
----------- --------------------------------------------------------------------
6.1         Allocation of PURCHASE PRICE
----------- --------------------------------------------------------------------
6.3         DRESDNER LETTER
----------- --------------------------------------------------------------------
6.4         Sample of TDFS RECALCULATION
----------- --------------------------------------------------------------------
8.1.4       Rights of third parties with regard to the shares and interests in the SUBSIDIARIES
----------- --------------------------------------------------------------------
8.2.2       List of REAL ESTATE owned by the TARGET and the relevant excerpts of the Land Register
----------- --------------------------------------------------------------------
8.3.1 a     List of managing directors of the TARGET COMPANIES and  managerial staff  directly subordinated to them
----------- --------------------------------------------------------------------
8.3.1 b     List of Strikes
----------- --------------------------------------------------------------------
8.3.2.      Disclosure of on-fulfilment of material contract obligations which could have a material adverse effect
----------- --------------------------------------------------------------------
8.5.3       List of pending administrative, civil and labor law proceedings
----------- --------------------------------------------------------------------
8.5.4       Environmental assessment report
----------- --------------------------------------------------------------------
8.7         List of persons qualifying for SELLER'S knowledge

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----------- --------------------------------------------------------------------
12.2        Steps for the completion of the transfer of the ACQUIRED BUSINESS
----------- --------------------------------------------------------------------
16.1        Confidentiality Agreement
----------- --------------------------------------------------------------------
16.5        List of persons being subject to non-solicitation obligation
----------- --------------------------------------------------------------------


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                                    Preamble

WHEREAS,

- The SELLER is a limited liability company ("Gesellschaft mit beschrankter Haftung") organized under the laws of Germany with its registered seat at Zweibrucken/Germany. The SELLER is the parent company of Demag Mobile Cranes GmbH & Co. KG, a limited liability partnership ("Kommanditgesellschaft") with its registered seat at Munich/Germany and the general partner of Demag Mobile Cranes GmbH & Co. KG, Demag Mobile Cranes Verwaltungsgesellschaft mbH, a limited liability company organized under the laws of Germany with its registered seat at Munich/Germany. Demag Mobile Cranes GmbH & Co. KG is engaged in business activities regarding the research and development, production, distribution and marketing of mobile cranes, i.e. telescopic and lattice boom cranes and related activities. These business activities are conducted through Demag Mobile Cranes Verwaltungsgesellschaft mbH and Demag Mobile Cranes GmbH & Co. KG as well as its subsidiaries in various jurisdictions and through its worldwide sales organziation.

- As part of its restructuring, the SELLER'S ultimate parent company has decided to divest its mobile crane business, i.e. all the shares and interests held by the SELLER in Demag Mobile Cranes Verwaltungsgesellschaft mbH and in Demag Mobile Cranes GmbH & Co. KG.

NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the PARTIES agree as follows:


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                                    ARTICLE 1
                                   Definitions

For the purpose of this AGREEMENT, the following terms have the meanings ascribed to them in the following:

1.1 Acquired Business: The business activities of the TARGET COMPANIES which are related to the research and development, production, distribution and marketing of mobile cranes, i.e. telescopic and lattice boom cranes and related activities.

1.2 ACQUIRED BUSINESS CONSOLIDATED EFFECTIVE DATE FINANCIAL STATEMENTS ("EDFS"): The non-audited consolidated financial statements of the TARGET COMPANIES as attached in Exhibit 1.2.1 (i) effective as of March 31, 2002 and (ii) prepared in accordance with generally accepted accounting principles applied in the United States of America ("US-GAAP") as closer specified by the Mannesmann accounting guidelines and the supplementary notes thereto as of April 10, 2002 (to the extent that they comply with US-GAAP) as attached in Exhibit
           1.2.2. Such consolidated financial statements comprise the consolidated balance sheet and income statement of the TARGET COMPANIES as of March 31, 2002.

           ACQUIRED BUSINESS CONSOLIDATED TRANSFER DATE FINANCIAL STATEMENTS ("TDFS"): The consolidated financial statements of the TARGET COMPANIES (i) effective as of the TRANSFER DATE, (ii) prepared in accordance with generally accepted accounting principles applied in the United States of America ("US-GAAP") as closer specified by the Mannesmann accounting guidelines (to the extent that they comply with US-GAAP) as attached hereto as Exhibit 1.2.2 applied consistently with their application in the EDFS and (iii) as audited by PWC Deutsche Revision AG in accordance with German auditing regulations and generally accepted standards for the review of financial statements promulgated by the Institute of Chartered Accountants in Germany ("Institut der Wirtschaftsprufer in Deutschland (IDW)"). Such audited consolidated financial statements comprise the consolidated balance sheet and income statement of the TARGET COMPANIES as of the TRANSFER DATE.
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1.3        Agreement: This Sale and Purchase AGREEMENT including its Exhibits.

1.4 AUDITED FINANCIAL STATEMENTS: The financial statements of Demag Mobile Cranes GmbH drawn up for the purpose of contributing
           Seller's German mobile cranes business to Demag Mobile Cranes
           GmbH & Co. KG ("Einbringungsbilanz") prepared on the basis of German-GAAP as audited by PWC Deutsche Revision AG in accordance with German auditing regulations and generally accepted standards for the review of financial statements promulgated by the Institute of Chartered Accountants in Germany ("Institut der Wirtschaftsprufer in Deutschland (IDW)") attached hereto as Exhibit 1.4.

1.5        BOOK EQUITY: The equity in the amount of EUR 31,639,248.66 (in words:
           Euro thirty one million six hundred thirty nine thousand two hundred forty eight sixty six cent) as stated in the EDFS.

           RECALCULATED BOOK EQUITY: The equity as stated in the TDFS.

1.6 Business Day: A day other than a Saturday, Sunday or public holiday or a day on which commercial banks in Munich, Germany, and/or New York, NY are closed.

1.7 Closing: CLOSING of the transactions envisaged under this AGREEMENT pursuant to ARTICLE 5 paras. (2) through (4).

1.8 CONTRIBUTION AGREEMENT: The agreement dated September 28, 2001 and as amended as of December 21, 2001, as certified by Notary Dr. Manfred Asam, notary with official seat in Munich/Germany, deed no. A 3107/2001, and no. A 4270/2001, by which SELLER has contributed its German mobile cranes business, i.e. telescopic and lattice boom cranes and related activities, to Demag Mobile Cranes GmbH & Co. KG.
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1.9        Effective Date: March 31, 2002, 24:00h/April 1, 2002 00:00 h.

1.10 LIMITED PARTNERSHIP INTEREST: The interest of SELLER as the sole limited partner of Demag Mobile Cranes GmbH & Co. KG including all ancillary rights, obligations and accounts as specified in ARTICLE 2 para. 1.

1.11       PARTIES: PURCHASER and SELLER.
           PARTY: PURCHASER or SELLER.

1.12 PURCHASER`S AFFILIATES: Purchaser and the companies or partnerships in which PURCHASER currently or at the relevant point in time holds directly or indirectly a majority of the voting rights, or in which PURCHASER directly or indirectly has the right to appoint or remove a majority of its board of directors, or directly or indirectly has the right to exercise a dominant influence over it, especially by virtue of its articles of association or control contract.

1.13 Seller's Financing Receivables: The financial receivables as specified in Exhibit 1.13 of the SELLER'S GROUP vis-a-vis the TARGET COMPANIES resulting from inter-company financing in the amount existing as of the EFFECTIVE DATE and as calculated on the basis of the EDFS.

           SELLER'S FINANCING LIABILITIES: The financial liabilities as specified in Exhibit 1.13 of the SELLER'S GROUP vis-a-vis the TARGET COMPANIES resulting from inter-company financing in the amount existing as of the EFFECTIVE DATE and as calculated on the basis of the EDFS.
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           SELLER'S NET FINANCING  RECEIVABLES:  SELLER'S FINANCING  RECEIVABLES
           minus SELLER'S FINANCING LIABILITIES.

           SELLER'S RECALCULATED FINANCING RECEIVABLES: SELLER'S FINANCING RECEIVABLES in the amount existing as of the TRANSFER DATE and as calculated on the basis of the TDFS pursuant to ARTICLE 6 paras. 5 and 6 and as specified in Exhibit 1.13.

           SELLER'S RECALCULATED FINANCING LIABILITIES: SELLER'S FINANCING LIABILITIES in the amount existing as of the TRANSFER DATE and as calculated on the basis of the TDFS pursuant to ARTICLE 6 paras. 5 and 6.

           SELLER'S   RECALCULATED   NET   FINANCING    RECEIVABLES:    SELLER'S
           RECALCULATED   FINANCING   RECEIVABLES  minus  SELLER'S  RECALCULATED
           FINANCING LIABILITIES.

1.14 Seller's Group: SELLER and Siemens Aktiengesellschaft and the companies and partnerships in which Siemens Aktiengesellschaft with its registered seat in Berlin and Munich, entered into the Commercial Register of the local court of Berlin-Charlottenburg under HRB 12300 and into the Commercial Register of the local court of Munich under HRB 6684 (hereinafter referred to as "SIEMENS") currently or at the relevant point in time holds directly or indirectly a majority of the voting rights, or in which Siemens directly or indirectly has the right to appoint or remove a majority of its board of directors, or directly or indirectly has the right to exercise a dominant influence over it, especially by virtue of its articles of association or control contract.

1.15 SELLER'S Group COMPANIES: The companies and partnerships which form part of SELLER'S GROUP.
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1.16       SHARES:  SELLER'S  shareholding  including all  ancillary  rights and obligations in Demag Mobile Cranes Verwaltungsgesellschaft mbH as specified in ARTICLE 2 para. 2.

1.17       Subsidiaries:   The  companies  in  which  TARGET  holds  shares  and
           interests and which are listed in Exhibit 1.17.

1.18 Target: Demag Mobile Cranes GmbH & Co. KG and/or, as the case may be, Demag Mobile Cranes Verwaltungsgesellschaft mbH, the sole general partner of Demag Mobile Cranes GmbH & Co. KG.

1.19       Target COMPANIES: The TARGET and its SUBSIDIARIES.
           TARGET COMPANY: Any of the Target COMPANIES.

1.20 TRANSFER DATE: The date as of which the PARTIES have executed and signed the closing minutes as described in ARTICLE 5 para. 5.


                                    ARTICLE 2
                                    ---------
                         Subject Matter of the Purchase
                         ------------------------------

2.1        SELLER is the sole limited  partner of Demag Mobile Cranes GmbH & Co.
           KG with its interest, including all ancillary rights and accounts (the "LIMITED PARTNERSHIP INTEREST"), consisting of

2.1.1 a fixed capital account (capital account I) ("Festkapitalkonto") corresponding to the registered liability capital ("eingetragene Hafteinlage") in the amount of EUR 10,000,000 (in words: Euro ten million);

2.1.2 a variable capital reserve account (capital account II) ("variables Kapitalkonto") with funds in the amount of EUR 0 (in words: Euro zero);
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2.1.3      a variable  revenue  reserve and loss account  (capital  account III)
           ("gesamthanderisch        gebundenes       Gewinnrucklagen-       und
           Verlustvortragskonto"); and

2.1.4 a variable account as clearing account (private account) ("privates Verrechnungskonto").

           In accordance with the partners' resolution of September 28, 2001, the fixed capital of Demag Mobile Cranes GmbH & Co. KG was increased from EUR 1,000 (in words: Euro one thousand) by EUR 9,999,000 (in words: Euro nine million nine hundred ninety nine thousand) to EUR 10,000,000 (in words: Euro ten million). SELLER effected the contribution to the increased fixed capital by way of contributing its mobile cranes business pursuant to the CONTRIBUTION AGREEMENT with economic effect as of October 1, 2001, 00.01 hours.

           The initial fixed capital in the amount of EUR 1,000 (in words: Euro one thousand) and the increased fixed capital in the amount of EUR 9,999,000 (in words: Euro nine million nine hundred ninety nine thousand) has been fully paid in respectively has been contributed and has not been repaid.

2.2 Demag Mobile Cranes Verwaltungsgesellschaft mbH is the sole general partner of Demag Mobile Cranes GmbH & Co. KG without an equity share. After the increase of the share capital to EUR 3,000,000 (in words:
           Euro three million), SELLER holds two shares (the "SHARES") in Demag Mobile Cranes Verwaltungsgesellschaft mbH in the nominal amount of EUR 25,000 (in words: Euro twenty five thousand) and EUR 2,975,000 (in words: Euro two million nine hundred seventy five thousand).

           The initial share capital in the amount of EUR 25,000 (in words: Euro twenty five thousand) and the increased share capital in the amount of EUR 2,975,000 (in words: Euro two million nine hundred seventy five thousand) has been fully paid in respectively has been contributed and has not been repaid.
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                                    ARTICLE 3
                                    ---------
   Sale and Assignment of the SHARES, the LIMITED PARTNERSHIP INTEREST in the
   --------------------------------------------------------------------------
                  TARGET and the SELLER'S FINANCING RECEIVABLES
                  ---------------------------------------------


3.1        SELLER sells to PURCHASER  with economic  effect as per the EFFECTIVE
           DATE

3.1.1      by    way    of     subrogation     arising     out    of    contract
           ("Sonderrechtsnachfolge") its LIMITED PARTNERSHIP INTEREST in Demag Mobile Cranes GmbH & Co. KG and

3.1.2      its SHARES in Demag Mobile Cranes Verwaltungsgesellschaft mbH.

3.2        The PURCHASER accepts the sales pursuant to para. 1.

3.3 Subject to ("aufschiebend bedingt") the occurrence of the TRANSFER DATE and subject to ("aufschiebend bedingt") the registration of the assignment by way of subrogation arising out of contract ("Sonderrechtsnachfolge") in the competent Commercial Register, SELLER - in fulfilling its obligations to transfer the LIMITED PARTNERSHIP INTEREST hereunder - assigns its LIMITED PARTNERSHIP INTEREST sold according to para. 3.1.1 by way of subrogation arising out of contract ("Sonderrechtsnachfolge") as of the TRANSFER DATE to PURCHASER'S ASSIGNEE who accepts the aforesaid assignment.

3.4 Subject to ("aufschiebend bedingt") the occurrence of the TRANSFER DATE, SELLER - in fulfilling its obligations to transfer the SHARES hereunder - assigns its SHARES sold according to para. 3.1.2 as of the TRANSFER DATE to PURCHASER'S ASSIGNEE who accepts the aforesaid assignment.
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3.5        The current fiscal year's profit allotted to the SHARES and the
           LIMITED PARTNERSHIP INTEREST sold according to para. 3.1 remains with the respective company and is part of the sale under para. 3.1.

3.6 The Notary is appointed and irrevocably instructed to file the notification according to ss. 16 para. 1 GmbHG ("German Limited Liability Corporation Act") as outlined in Exhibit 3.6.1 and the notification according to ss. 40 para. 1 sentence 2 GmbHG as outlined in Exhibit 3.6.2 upon presentation of evidence either in form of a written confirmation by SELLER or other evidence that the TRANSFER DATE has occurred.

3.7 SELLER herewith sells and assigns the SELLER'S RECALCULATED FINANCING RECEIVABLES to PURCHASER. The assignments ("Abtretungen") are subject to ("aufschiebend bedingt") the occurrence of the TRANSFER DATE. PURCHASER herewith accepts the sale and assignment of the SELLER'S RECALCULATED FINANCING RECEIVABLES from SELLER and from SELLER'S GROUP COMPANIES pursuant to this paragraph.

3.8 Subject to the occurrence of the TRANSFER DATE, PURCHASER herewith assumes SELLER'S RECALCULATED FINANCING LIABILITIES with full discharge of SELLER and SELLER'S GROUP COMPANIES as the original debtors ("befreiende Schuldubernahme"). PURCHASER shall procure that the TARGET COMPANIES waive as of the TRANSFER DATE all claims following from inter-company financing of the TARGET COMPANIES towards SELLER and SELLER'S GROUP COMPANIES, which shall be indemnified accordingly by PURCHASER.

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                                    ARTICLE 4
                                    ---------
                                 EFFECTIVE DATE
                                 --------------

To the extent not specifically stated otherwise in this AGREEMENT, any business transactions concluded as of the EFFECTIVE DATE and thereafter by the TARGET COMPANIES are considered to have economically been made as if the legal transfer of the SHARES and the LIMITED PARTNERSHIP INTEREST to be effected as of the TRANSFER DATE was effected as of the EFFECTIVE DATE. Therefore, subject to the terms of this Agreement and subject to the occurrence of the TRANSFER DATE the economic risk and benefit of the ACQUIRED BUSINESS passes to PURCHASER as of the EFFECTIVE DATE.


                                    ARTICLE 5
                                    ---------
                             CLOSING, TRANSFER DATE
                             ----------------------

5.1 CLOSING of the transactions contemplated in this AGREEMENT shall be conditional upon the following conditions precedent ("aufschiebende Bedingungen") having been fulfilled:

           (i) final clearance of the execution of this AGREEMENT by the merger control authorities of Austria, France, Germany and, if legally required, USA.

           and

           (ii) no judgment, injunction or order being ruled by a court or other governmental body having jurisdiction over the subject matter to restrain or prohibit the transfer of the LIMITED PARTNERSHIP INTEREST and the SHARES according to ARTICLE 3.

5.2 SELLER and PURCHASER shall inform each other without undue delay as soon as either PARTY has become aware that the conditions precedent listed in para. 1 have been satisfied (hereinafter referred to as CLOSING NOTICE). Each PARTY shall use best efforts to provide that each of such conditions shall be satisfied as soon as possible following the date hereof, in particular neither party shall initiate any proceedings which reasonably might be expected to lead to a judgment, injunction or order as mentioned in para 5.1 (ii) above unless required by law.
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5.3        CLOSING    shall   take    place   at   the    offices   of   SIEMENS
           Aktiengesellschaft, Wittelsbacherplatz 2, Munich/ Germany,

5.3.1 subject to the prior signing of the CLOSING NOTICE and as anticipated on the date hereof, on June 30, 2002 24:00h//July 1, 2002 00:00h or

5.3.2 if the CLOSING NOTICE has not been signed before the date specified in para 5.3.1 above, on the last calendar day of the month of the CLOSING NOTICE.

5.4 On the day of CLOSING, the following documents are to be exchanged and the following actions are to be taken:

5.4.1      With regard to SELLER:

           (i) execution of the filing for the registration of the transfer of the LIMITED PARTNERSHIP INTEREST by way of subrogation arising out of contract as attached in draft form as Exhibit 5.4.1;

5.4.2      With regard to PURCHASER:

           (i)    payment of the PURCHASE PRICE in accordance with ARTICLE 6 para 2.
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           (ii)       transfer of SECURITIES  (as defined in ARTICLE 11 para. 6)
                      to SELLER;

           (iii) execution of the filing for the registration of the transfer of the LIMITED PARTNERSHIP INTEREST by way of subrogation arising out of contract as attached in draft form as Exhibit 5.4.1.

5.4.3 PURCHASER, PURCHASER'S ASSIGNEE and SELLER will - and SELLER in its capacity as sole shareholder of Demag Mobile Cranes
           Verwaltungsgesellschaft mbH will instruct Demag Mobile Cranes Verwaltungsgesellschaft mbH accordingly - appoint and irrevocably instruct the notary being present at CLOSING to file the registration attached in draft form as Exhibit 5.4.1.

5.5 Upon completion of the exchanges and actions listed in para. 5.4 the PARTIES will jointly execute and sign minutes in two originals in a form consistent with the draft attached hereto as Exhibit 5.5 documenting that the exchanges and actions to be taken pursuant to this ARTICLE were duly taken and that the TRANSFER DATE has occurred.


                                    ARTICLE 6
                                    ---------
                  PURCHASE PRICE and PURCHASE PRICE ADJUSTMENT
                  --------------------------------------------

6.1 The purchase price in cash for the SHARES, the LIMITED PARTNERSHIP INTEREST sold and transferred according to ARTICLE 3 paras. 1-4 and for the SELLER'S FINANCING RECEIVABLES minus the SELLER'S FINANCING LIABILITIES ("SELLER'S NET FINANCING RECEIVABLES") amounts to
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                                       17



                                EUR 162,497,265.

           (in words: Euro one hundred sixty two million four hundred ninety seven thousand two hundred sixty five)

                              - "PURCHASE PRICE" -

           The PURCHASE PRICE shall be allocated as specified in Exhibit 6.1.

6.2 On CLOSING, PURCHASER shall pay to SELLER the Purchase Price by wire transfer of funds free of costs and charges in immediately available funds to the account of Siemens AG, account no. 2037000 with Deutsche Bank AG in Munchen, bank identification number (BLZ) 700 700 10.

6.3 PURCHASER shall deliver to SELLER as of the date hereof a letter from Dresdner Bank AG (the "DRESDNER LETTER") confirming that PURCHASER has availability under its banking facilities at least in the amount of the PURCHASE PRICE. A copy of the DRESDNER LETTER is attached to this AGREEMENT as Exhibit 6.3.

6.4 SELLER shall recalculate the PURCHASE PRICE as of the TRANSFER DATE on the basis of the TDFS ("TDFS RECALCULATION"). For the avoidance of doubt the PARTIES have attached a sample of the TDFS RECALCULATION in
           Exhibit 6.4, which, however, shall be subject to para. 6.8 below. The TDFS RECALCULATION shall only result in an adjustment of the PURCHASE PRICE as follows:

If on the basis of the TDFS RECALCULATION

6.4.1 the SELLER'S RECALCULATED NET FINANCING RECEIVABLES are higher than the respective SELLER'S NET FINANCING RECEIVABLES and the RECALCULATED BOOK EQUITY is higher than or equal to the BOOK EQUITY as stated in Exhibit 6.4, the PURCHASE PRICE is increased by the increase in the SELLER'S NET FINANCING RECEIVABLES; the increase in BOOK EQUITY will not lead to an additional PURCHASE PRICE increase;
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                                       18



6.4.2 the SELLER'S RECALCULATED NET FINANCING RECEIVABLES are lower than the respective SELLER'S NET FINANCING RECEIVABLES and the RECALCULATED BOOK EQUITY is lower than or equal to the BOOK EQUITY as stated in Exhibit 6.4, the PURCHASE PRICE is decreased by the decrease in the SELLER'S NET FINANCING RECEIVABLES; the decrease in BOOK EQUITY will not lead to an additional PURCHASE PRICE decrease;

6.4.3 the SELLER'S RECALCULATED NET FINANCING RECEIVABLES are higher than the respective SELLER'S NET FINANCING RECEIVABLES and the RECALCULATED BOOK EQUITY is lower than the BOOK EQUITY as stated in
           Exhibit 6.4 and such decrease in BOOK EQUITY does not exceed the increase in the SELLER'S NET FINANCING RECEIVABLES, the PURCHASE PRICE is increased by the increase in the SELLER'S NET FINANCING RECEIVABLES and is decreased by the decrease in BOOK EQUITY;

6.4.4 the SELLER'S RECALCULATED NET FINANCING RECEIVABLES are lower than the respective SELLER'S NET FINANCING RECEIVABLES and the RECALCULATED BOOK EQUITY is higher than the BOOK EQUITY as stated in
           Exhibit 6.4 and such increase in BOOK EQUITY does not exceed the decrease in the SELLER'S NET FINANCING RECEIVABLES, the PURCHASE PRICE is decreased by the decrease in the SELLER'S NET FINANCING RECEIVABLES and is increased by the increase in BOOK EQUITY.

No adjustment of the PURCHASE PRICE will take place in any other scenarios, including the following scenarios, if on the basis of the TDFS RECALCULATION:
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                                       19



6.4.5 the SELLER'S RECALCULATED NET FINANCING RECEIVABLES are higher than the respective SELLER'S NET FINANCING RECEIVABLES and the RECALCULATED BOOK EQUITY is lower than the BOOK EQUITY as stated in
           Exhibit 6.4 and such decrease in BOOK EQUITY exceeds an increase in the SELLER'S NET FINANCING RECEIVABLES;

6.4.6 the SELLER'S RECALCULATED NET FINANCING RECEIVABLES are lower than the respective SELLER'S NET FINANCING RECEIVABLES and the RECALCULATED BOOK EQUITY is higher than the BOOK EQUITY as stated in
           Exhibit 6.4 and such increase in BOOK EQUITY exceeds the decrease in the SELLER'S NET FINANCING RECEIVABLES;

6.4.7      the  SELLER'S  NET  FINANCING   RECEIVABLES  are  unchanged  and  the
           RECALCULATED  BOOK EQUITY is higher than the BOOK EQUITY as stated in
           Exhibit 6.4;

6.4.8 the SELLER'S NET FINANCING RECEIVABLES are unchanged and the RECALCULATED BOOK EQUITY is lower than the BOOK EQUITY as stated in
           Exhibit 6.4.

6.5 For the purpose of the TDFS RECALCULATION according to ARTICLE 6 para. 4 above, the SELLER'S RECALCULATED NET FINANCING RECEIVABLES and the RECALCULATED BOOK EQUITY, each existing as of the TRANSFER DATE, shall be determined on the basis of the TDFS which shall be prepared by the TARGET according to the directions of SELLER. For this purpose, the PURCHASER will use its best efforts to cooperate with SELLER in the preparation of the TDFS and instruct the TARGET accordingly. The PURCHASER will ensure the TARGET'S and SELLER'S ability to prepare the TDFS by giving SELLER, through PURCHASER, inter alia,

           - access to all necessary documents, including but not limited to all documents relating to tax matters;

           - access and authority to give directions to all relevant employees as well as members of the management of the TARGET COMPANIES;

           - the right to deploy employees of the TARGET COMPANIES for such preparation which may include the on site work of such employees and authorized representatives in the facilities of the TARGET COMPANIES.

           The TDFS as prepared by the TARGET in cooperation with SELLER shall be presented by SELLER to PWC Deutsche Revision AG ("PWC") for audit no later than 60 (sixty) days after the TRANSFER DATE. PWC shall be instructed by SELLER to audit the TDFS within further 30 (thirty) days. The costs of the audit of the TDFS by PWC shall be borne by SELLER. The SELLER shall deliver the TDFS as prepared by the TARGET in cooperation with SELLER and audited by PWC together with the PWC audit report to PURCHASER and the auditor designated by PURCHASER in writing ("PURCHASER'S AUDITOR") no later than 10 (ten) days after delivery by PWC. PURCHASER shall pay the cost of PURCHASER'S AUDITOR.

6.6 The TDFS submitted to PURCHASER and PURCHASER 'S AUDITOR shall be final and binding upon the PARTIES unless PURCHASER provides SELLER within 60 (sixty) days after the receipt of the TDFS with a written notice giving a detailed statement of PURCHASER'S refusal (REFUSAL NOTICE). To the extent SELLER and PURCHASER cannot agree on the TDFS within 30 (thirty) days following the delivery of PURCHASER'S REFUSAL NOTICE, each PARTY is entitled to refer such dispute to Ernst & Young Deutsche Allgemeine Treuhand AG Wirtschaftsprufungsgesellschaft, Stuttgart, which shall act as an expert ("Schiedsgutachter") and determine the TDFS and the correct amount of the SELLER`S NET FINANCING RECEIVABLES and BOOK EQUITY as of the TRANSFER DATE. If

           Ernst & Young Deutsche Allgemeine Treuhand AG Wirtschaftsprufungsgesellschaft, Stuttgart, rejects the referral by SELLER and PURCHASER, each PARTY shall have the right to request from the Institute of Chartered Accountants in Germany ("Institut der Wirtschaftsprufer in Deutschland e.V.") to appoint such expert. The expert appointed herein or by the Institute of Chartered Accountants in Germany shall be in the following referred to as the "EXPERT". The EXPERT shall decide as EXPERT on the issues in dispute as presented in the REFUSAL NOTICE in accordance with the principles set out in this AGREEMENT. The EXPERT shall give SELLER and PURCHASER adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of SELLER and PURCHASER and their advisors. The EXPERT shall deliver its written opinion no later than 4 (four) weeks upon its appointment. The EXPERT shall give reasons for its decision in writing and on all issues which are presented in the REFUSAL NOTICE. The costs and expenses incurred by the EXPERT shall be borne by SELLER and PURCHASER in proportion of their defeat and success (ss.ss. 91, 92 German Code of Civil Procedure - ZPO - as applied mutatis mutandis). The TDFS as determined by the EXPERT shall be final and binding on the PARTIES subject to Section 319 German Civil Code (BGB). Each PARTY shall give the EXPERT full access to all information and documents the EXPERT deems necessary for rendering its decision, and instruct SELLER'S GROUP COMPANIES and PURCHASER'S AFFILIATES accordingly.

6.7 Any Purchase Price adjustment owed by PURCHASER shall be paid by PURCHASER free of costs and charges in immediately available funds by wire transfer 5 (five) BUSINESS DAYS after the TDFS have become final and binding upon the PARTIES in accordance with this ARTICLE 6 to the account of SELLER set forth in ARTICLE 6 para. 2.

           Any PURCHASE PRICE adjustment owed by SELLER shall be paid by SELLER free of costs and charges in immediately available funds by wire transfer 5 (five) BUSINESS DAYS after the TDFS have become final and binding upon the PARTIES in accordance with this ARTICLE 6 to an account to be notified by PURCHASER to SELLER in writing.

6.8 The PARTIES agree that for purposes of the recalculation of the PURCHASE PRICE as of the TRANSFER DATE pursuant to paras. 4 to 7 above the Equity Contribution (as defined in ARTICLE 12.3 below) shall be disregarded. Therefore, for the avoidance of doubt, the PARTIES confirm that (i) the amount of SELLER'S FINANCING RECEIVABLES waived by SELLER in order to make the Equity Contribution shall be added to SELLER`S RECALCULATED FINANCING RECEIVABLES in the TDFS RECALCULATION and shall not reduce the PURCHASE PRICE and (ii) the amount of Equity Contribution shall be deducted from the RECALCULATED BOOK EQUITY and shall have no impact on the PURCHASE PRICE.


                                    ARTICLE 7
                                    ---------
                                  Due Diligence
                                  -------------

In the period of time from January 3 until January 10, 2002 and from May 6 until May 7, 2002, the PURCHASER and PURCHASER'S representatives inspected the data room established and provided by SELLER containing legal, financial, technical, business and miscellaneous other information and documents relating to the ACQUIRED BUSINESS.


                                    ARTICLE 8
                                    ---------
 Agreements on the Condition ("Beschaffenheitsvereinbarungen") of TARGET and/or
 ------------------------------------------------------------------------------
                                TARGET COMPANIES
                                ----------------

The PARTIES are in agreement that as of the date hereof and, to the extent explicitly specified below, as of the TRANSFER DATE, the TARGET, and, to the extent explicitly specified below, the TARGET COMPANIES, shall have the following condition within the meaning of Section 434 para. 1 sentence 1 German Civil Code ("Beschaffenheit im Sinne des ss. 434 I 1 BGB"):

8.1        Legal Relations

8.1.1 The statements contained in ARTICLE 2 of this AGREEMENT are correct as of the date hereof and as of the TRANSFER DATE.

8.1.2 As of the date hereof and as of the TRANSFER DATE the articles of association of Demag Mobile Cranes Verwaltungsgesellschaft mbH in the version of August 8, 2001, Doc. No. A 2368/2001 of notary Dr. Manfred Asam with his office in Munich, as amended by the minutes of August 22, 2001, Doc. No. A 2543/2001 of notary Dr. Manfred Asam with his office in Munich and the partnership agreement of Demag Mobile Cranes GmbH & Co. KG in the version of August 27, 2001 as amended by the partners' resolution of September 28, 2001 are the current articles of association and the current partnership agreement of Demag Mobile Cranes Verwaltungsgesellschaft mbH and Demag Mobile Cranes GmbH & Co. KG respectively.

8.1.3 As of the date hereof and as of the TRANSFER DATE SELLER holds the SHARES and the LIMITED PARTNERSHIP INTEREST as the sole beneficial and legal owner in its own name and on its own account. The SHARES and the LIMITED PARTNERSHIP INTEREST are free of any rights of third parties and no claims by third parties to grant such rights are pending. The transfer of the SHARES or the LIMITED PARTNERSHIP INTEREST do not require any consent by third parties as of the date hereof and as of the TRANSFER DATE. There are no preemption rights, option rights or any other purchase rights of third parties with regard to the SHARES and the LIMITED PARTNERSHIP INTEREST, and in particular the SHARES and the LIMITED PARTNERSHIP INTEREST have not been assigned, pledged or encumbered with third party rights in any other way. As of the date hereof and as of the TRANSFER DATE, the profit of Demag Mobile Cranes GmbH & Co. KG and Demag Mobile Cranes

           Verwaltungsgesellschaft mbH is not subject to any silent participations, loans with profit participation or any other rights by third parties other than the rights of SELLER arising out of the SHARES and the LIMITED PARTNERSHIP INTEREST.

8.1.4 Exhibit 1.17 contains a complete list of all SUBSIDIARIES, and the type and amount of interest held by the TARGET as of the date hereof and as of the TRANSFER DATE. The SUBSIDIARIES have been duly established. As of the date hereof and as of the TRANSFER DATE, the TARGET holds the shares and/or interests in the SUBSIDIARIES as the sole beneficial and legal owner in its own name and on its own account. Except as mentioned in Exhibit 8.1.4, as of the date hereof and as of the TRANSFER DATE, there are no preemption rights, option rights or any other purchase rights of third parties with regard to the shares and/or interests in the SUBSIDIARIES, and in particular the shares and/or interests of the SUBSIDIARIES have not been assigned, attached, pledged or encumbered with third party rights in any other way. As of the date hereof and as of the TRANSFER DATE, the profit of the SUBSIDIARIES is not subject to any silent participations, loans with profit participation or any other rights by third parties other than the rights of the TARGET arising out of their ownership interest in the SUBSIDIAIRES.

8.1.5 Notwithstanding restrictions of merger control and/or any restrictions explicitly mentioned in this AGREEMENT, the SELLER has all necessary powers and authorities to execute this AGREEMENT and to perform fully its obligation hereunder and to consummate the transaction contemplated hereby as of the date hereof and as of the TRANSFER DATE. As of the date hereof and as of the TRANSFER DATE, the execution, delivery and performance of this AGREEMENT by the SELLER constitutes the valid and legally binding obligation of it and is enforceable against it in accordance with its terms. As of the date hereof and as of the TRANSFER DATE, neither the consummation, the execution nor the implementation of this AGREEMENT: (i) constitute a breach of any provision in the articles of association or other company provisions of any of the SELLER or the TARGET COMPANIES, or
           (ii) constitute a breach of any material contract or other material agreement to which the SELLER or the TARGET COMPANIES are a party provided that such breach has a material adverse effect on the profit situation ("Ertragslage") of the TARGET COMPANIES as a whole.

8.1.6 As of the date hereof and as of the TRANSFER DATE, neither Demag Mobile Cranes Verwaltungsgesellschaft mbH nor Demag Mobile Cranes GmbH & Co. KG are insolvent. As of the date hereof and as of the TRANSFER DATE, no request or application has been filed for the institution of an insolvency proceeding with the competent local insolvency court ("Insolvenzgericht") of Munich, and due to the subordination agreement ("Rangrucktrittsvereinbarung") entered into between SELLER and Demag Mobile Cranes GmbH & Co. KG no threat of indebtedness or insolvency (under commercial or insolvency law) exists, with respect to Demag Mobile Cranes Verwaltungsgesellschaft mbH or Demag Mobile Cranes GmbH & Co. KG.

8.1.7 As of the date hereof and as of the TRANSFER DATE, Demag Mobile Cranes Verwaltungsgesellschaft mbH and Demag Mobile Cranes GmbH & Co. KG conduct their business within their respective object of business ("Unternehmensgegenstand") as defined in the articles of association and the partnership agreement respectively.

8.1.8 The ACQUIRED BUSINESS has been conducted materially the same ("im wesentlichen ubereinstimmend") with past practice between October 1, 2001 and the date of this AGREEMENT.

8.2        Property Relations

8.2.1 As of the date hereof and as of the TRANSFER DATE, the TARGET COMPANIES have the right to own or use the fixed assets ("Gegenstande des Anlagevermogens") and inventories necessary for carrying out the ACQUIRED BUSINESS. As of the date hereof and as of the TRANSFER DATE, the fixed assets owned by TARGET COMPANIES and necessary for carrying out the ACQUIRED BUSINESS are free from rights of third parties except for retentions of title or other similar security rights arisen in the ordinary and usual course of business.

8.2.2 Except as disclosed in Exhibit 8.2.2 (i.e. subject to registration with the land register), Exhibit 8.2.2 includes a true and complete list of all developed and undeveloped real estate property owned by the TARGET as of the date hereof and as of the TRANSFER DATE. Exhibit
           8.2.2 contains excerpts of the Land Register of the real estate property. With the exception of the real estate property listed in
           Exhibit 8.2.2, the TARGET does not own any real property or rights equivalent to real property as of the date hereof and as of the TRANSFER DATE. As of the date hereof and as of the TRANSFER DATE the real estate property listed in Exhibit 8.2.2 is free from the rights of third parties and property liens to be registered in the Land Register except those that have been registered in the Land Register.

8.2.3 As of the date hereof and as of the TRANSFER DATE, the TARGET owns the intellectual property rights to the extent specifically provided for in the CONTRIBUTION AGREEMENT and listed therein. The TARGET owns or may use under the terms and conditions of the CONTRIBUTION AGREEMENT all intellectual property rights which are necessary to conduct the ACQUIRED BUSINESS as of the TRANSFER DATE.

8.2.4 As of the date hereof and as of the TRANSFER DATE, the TARGET owns the know how, in particular certain trade and business secrets, formulas and methods and other immaterial items which are not protected by intellectual property rights as well as certain objects representing the know how to the extent specifically provided for in the CONTRIBUTION AGREEMENT. To SELLER'S knowledge, the TARGET may use under the terms and conditions of the CONTRIBUTION AGREEMENT all know how which is necessary to conduct the ACQUIRED BUSINESS as of the TRANSFER DATE.

8.2.5 As of the date hereof and as of the TRANSFER DATE, the insurable assets and inventories of the TARGET COMPANIES which are necessary for carrying out the ACQUIRED BUSINESS are adequately insured against fire, accident and all other damages to the extent customary in the industry at the relevant seat of the legal entity.

8.3        Employment and Contractual Relationships

8.3.1 Exhibit 8.3.1 a contains a complete list of the managing directors employed with the TARGET COMPANIES and the managerial staff directly subordinated to them giving their dates of employment, position and date of their respective employment agreements. Except as disclosed in Exhibit 8.3.1. b, there have not been in the last 12 months and there are no strikes at the TARGET COMPANIES. There are no pension or 401 (k) liabilities other than reserved for in the EDFS or those funded in pension fund for employees of Demag Mobile Cranes Ltd. (UK) or in a trust for employees of Demag Mobile Cranes Inc. (USA) as of the EFFECTIVE DATE.

8.3.2 Except as disclosed in Exhibit 8.3.2, as of the date hereof and as of the TRANSFER DATE, all obligations of the TARGET COMPAnies from material contracts (except purchase contracts) with a single or total obligation of more than EUR 1,000,000 (in words: Euro one million), the non-performance of which could have a material adverse effect on the business and financial situation of the ACQUIRED BUSINESS, have in all material respects been fulfilled when due.

8.4        Financial Statements and Taxes

8.4.1 The ACQUIRED BUSINESS Consolidated Effective Date Financial Statements ("EDFS") present fairly in all material respects the assets, financial condition and results of operation of the ACQUIRED BUSINESS ("Vermogens-, Finanz- und Ertragslage") as of the EFFECTIVE DATE.

8.4.2 The AUDITED FINANCIAL STATEMENTS have been audited without qualifications. The AUDITED FINANCIAL STATEMENTS present fairly in all material respects the assets, financial condition and results of operation of Demag Mobile Cranes GmbH & Co. KG ("Vermogens-, Finanz-und Ertragslage"); the AUDITED FINANCIAL STATEMENTS have been prepared in accordance with German law and German GAAP ("Grundsatze ordnungsma(beta)iger Buchfuhrung und Bilanzierung").

8.4.3 As of the date hereof and as of the TRANSFER DATE, the TARGET has filed complete tax returns and all other declarations as required by law with respect to all kinds of taxes, social security contributions or public duties ("TAXES"); the TARGET has paid all TAXES including possible interests and charges owing due to delayed payment of due TAXES not later than on the due date.

8.5        Compliance

8.5.1 To the knowledge of SELLER, as of the date hereof and as of the TRANSFER DATE, the operation of the TARGET COMPANIES does not violate material rights of third parties, the violation of which could have a material adverse effect on the financial, assets and profit situation ("Vermogens- Finanz- und Ertragslage") of the TARGET COMPANIES as a whole. As of the date hereof and as of the TRANSFER DATE, SELLER has no notice that any such violations have been asserted until now and there is no reason for SELLER to believe that such violations could have occurred.

8.5.2 To the knowledge of SELLER, the TARGET has obtained all public permits and is in compliance in all material respects with all material applicable German laws, rules and regulations currently in effect the violation of which may have a material adverse effect on the financial, assets and profit situation ("Vermogens- Finanz- und Ertragslage") which are necessary to conduct its current business and is not in default with the fulfilment of court or administrative orders, decrees, injunctions or decisions delivered upon them that may have a material adverse effect on the financial, assets or profit situation ("Vermogens- Finanz- und Ertragslage") of the TARGET.

8.5.3 To the knowledge of SELLER, Exhibit 8.5.3 contains a complete and correct list of all pending administrative procedures
           ("Verwaltungsgerichtsverfahren"), civil proceedings
           ("Zivilgerichtsverfahren") and labor law proceedings
           ("Kundigungsschutzklagen") disputes of the TARGET with an amount at dispute in each case of more than EUR 300,000 (in words: Euro three hundred thousand).

8.5.4 With the exception of facts disclosed to PURCHASER, especially by the documents listed in Exhibit 8.5.4, there are to SELLER'S knowledge no expenses and costs to be suffered by the TARGET in relation to the removal of proven environmental pollution, contamination, of the soil, the groundwater, buildings and the other fixed assets of the TARGET resulting from the business of the TARGET and the properties currently owned and/or used by the TARGET up to the TRANSFER DATE (hereinafter referred to as "REAL ESTATE"), except if resulting from facts disclosed to PURCHASER, such event is referred to as "INDEMNIFICATION EVENT".

           SELLER shall hold harmless PURCHASER in respect of any expense and costs suffered by the TARGET due to an INDEMNIFICATION EVENT according to the terms and conditions set out in this AGREEMENT and especially as follows:

8.5.4.1. An INDEMINIFICATION EVENT shall only be present if the relevant environmental pollution, contamination, of the soil, the groundwater, the buildings and the other fixed assets of the TARGET has been caused in violation of any applicable laws regarding environmental pollution or contamination of the jurisdiction the REAL ESTATE is located in, to the extent such laws are in force as of the TRANSFER DATE.

8.5.4.2. An obligation to indemnify shall only be present if the obligations resulting from an INDEMNIFICATION EVENT have been agreed to by SELLER, which agreement shall not be unreasonably withheld, or determined by a final administrative or court order or by a settlement agreement entered into between the TARGET and/or the PURCHASER on the one hand, the relevant public authority or third party on the other hand, which shall not be executed without the prior written consent of SELLER which shall not be unreasonably withheld.

8.5.4.3 Except as required by law, the PURCHASER and the PURCHASER'S AFFILIATES, in particular the TARGET shall not initiate or cause any third parties to initiate any procedures in relation to any INDEMNIFICATION EVENT, be it by public authorities, courts or third parties, to cause the removal or any conservatory or safeguarding measures including the payment of moneys in relation to an INDEMNIFICATION EVENT.

8.5.4.4 If the PURCHASER (including the management of the TARGET) becomes aware of any actual or imminent administrative or court procedures, preparatory steps or comparable measures which are destined to lead or could lead to an obligation of the TARGET in relation to an INDEMNIFICATION EVENT, the PURCHASER shall inform or cause the TARGET and/or PURCHASER'S AFFILIATES to inform SELLER without undue delay of such imminent or actual procedures, steps or measures inclosing all available evidence relating thereto.

                  SELLER shall be entitled to conduct on behalf of the TARGET and/or the PURCHASER and/or the PURCHASER'S AFFILIATES, as the case may be, and have the sole authority as to the determination of any steps to be taken vis-a-vis such threatened, imminent or actual proceedings; however, SELLER shall duly liase with the PURCHASER or the TARGET or the PURCHASER AFFILIATES if there are any steps to be taken, and shall be subject to the consent of PURCHASER or the TARGET or the PURCHASER AFFILIATES, which consent shall not be unreasonably withheld.

                  In particular, SELLER shall be entitled to negotiate and agree with public authorities, courts or third parties regarding any INDEMNIFICATION EVENT and shall have the right to appoint the relevant company which shall fulfil any requirements of a public authority, court order or a third party. SELLER shall also be entitled to use its own employees or any of SELLER'S AFFILIATES for this purpose provided that any such employees or SELLER'S AFFILIATES are qualified to perform the work required.

8.5.4.5           SELLER'S liability for any INDEMNIFICATION EVENT is limited to

                  - 90 % of the expenses or costs to be indemnified pursuant to this article if the INDEMNIFICATION EVENT has occurred prior to June 30, 2004,

                  - 75 % of the expenses or costs to be indemnified pursuant to this article if the INDEMNIFICATION EVENT has occurred prior to June 30, 2005.

8.5.4.6 Any indemnification obligation in relation to any INDEMNIFICATION EVENT shall only comprise remedial measures required by law to allow for the current use of the REAL ESTATE by the TARGET.

8.5.4.7 Any claims of the PURCHASER for an INDEMNIFICATION EVENT shall terminate and expire as of June 30, 2005.

8.6 The CONTRIBUTION AGREEMENT contains in its Exhibit 6.1 a list of all agreements which are material for the business of Demag Mobile Cranes GmbH & Co. KG as of the EFFECTIVE DATE.

8.7 For the purposes of this AGREEMENT, the terms "to the knowledge of SELLER," "known to SELLER" or "SELLER'S knowledge" shall exclusively refer to the actual knowledge ("positives Wissen") of the persons conclusively listed in Exhibit 8.7.


                                    ARTICLE 9
                                    ---------
                   Representations and Warranties of PURCHASER
                   -------------------------------------------

PURCHASER represents and warrants in the form of an independent guarantee ("selbstandiges Garantieversprechen") according ss. 311 BGB (German Civil Code) as of the date hereof and as of the TRANSFER DATE:

9.1 The PURCHASER is a corporation duly organized and validly existing under the laws of Delaware and has all necessary powers and lawful authority to own, lease and operate its assets and properties and to conduct its business as presently conducted.

9.2 The PURCHASER has all necessary powers and authorities to execute this AGREEMENT and to perform fully its obligation hereunder and to consummate the transaction contemplated hereby. The execution and performance of this AGREEMENT by the PURCHASER constitutes the valid and legally binding obligation of it and is enforceable against it in accordance with its terms and will not:

9.2.1 violate any provisions of the Articles of Incorporation or any other company regulation of the PURCHASER;

9.2.2 violate, conflict with or result in the breach of any of the terms of, results in a modification of the effect of, otherwise give any party a right to terminate, or constitute (or, with notice or laps of time or both, would constitute) a default under any contract or other agreement to which the PURCHASER is a party or by or to which it or any of its respective assets, properties or business may be bound or subject;

9.2.3 violate any statute, law or regulation of any jurisdiction or any order, judgement, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the PURCHASER;

9.2.4 violate any license of the PURCHASER or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the properties or assets of the PURCHASER.


                                   ARTICLE 10
                                   ----------
                 Legal Consequences of Non-Compliance, Remedies
                 ----------------------------------------------

10.1 In the event of any breach or non-fulfilment by SELLER of any of the agreements on the condition contained in ARTICLE 8 above, SELLER shall be liable for putting PURCHASER into the position that it would have been in if the agreements on the condition contained in ARTICLE 8 above had been correct or had not been breached ("Naturalrestitution"), or, at the election of SELLER, to pay damages for non-performance ("kleiner Schadenersatz"). For purposes of determining the liability of SELLER, only the actual losses incurred by the PURCHASER shall be taken into account and not any potential or actual reduction ("Minderung") in value of the TARGET COMPANIES. SELLER shall in no event be liable for any consequential damages ("Folgeschaden") or any internal costs and expenses, e.g. overhead costs, incurred by PURCHASER.

10.2 In the event of any breach or non-fulfilment by SELLER of the agreements on the condition contained in ARTICLE 8 above (herein "PURCHASER CLAIM"), PURCHASER shall give SELLER notice of such breach or non-fulfilment, with such notice stating the nature thereof and the amount involved within a reasonable period of time ("unverzuglich") after discovery of such breach or non-fulfilment. Without prejudice to the validity of the PURCHASER CLAIM or alleged claim in question, PURCHASER shall allow, and shall cause the TARGET

           COMPANIES to allow, SELLER and its accountants and its other professional advisors to investigate the matter or circumstance alleged to give rise to such PURCHASER CLAIM. For such purpose, PURCHASER shall give and shall cause the TARGET COMPANIES to give such information and assistance, including access to PURCHASER'S TARGET COMPANIES' premises and personnel upon reasonable notice and during normal working hours, and including the right to examine and copy or photograph any assets, accounts, documents and records, as SELLER may reasonably request.

10.3 SELLER shall not be liable for, and PURCHASER shall not be entitled to bring, any PURCHASER CLAIM or any other claim under or in connection with this AGREEMENT, if and to the extent that:

10.3.1 the matter to which the PURCHASER CLAIM relates has been taken into account in the AUDITED FINANCIAL STATEMENTS, the EDFS or the TDFS by way of a liability ("Verbindlichkeit") provision ("Ruckstellung"), or depreciation ("Abschreibung"), or exceptional depreciation ("au(beta)erplanma(beta)ige Abschreibung") or has resulted in an adjustment of the PURCHASE PRICE pursuant to ARTICLE 6;

10.3.2 the amount of the PURCHASER CLAIM has been recovered or would have been recovered if PURCHASER had used reasonable efforts to recover such amount from a third party or under an insurance policy in force on the EFFECTIVE DATE or obtained by PURCHASER after the EFFECTIVE DATE pursuant to ARTICLE 11 para. 3;

10.3.3 the payment or settlement of any item giving rise to a PURCHASER CLAIM results in a reduction of the tax burden and/or in a tax benefit by the TARGET COMPANIES or the PURCHASER or PURCHASER'S AFFILIATES;

10.3.4 the PURCHASER CLAIM results from a failure of PURCHASER or the TARGET COMPANIES to mitigate damages pursuant to Section 254 BGB (German Civil Code);

10.3.5 the matter to which the PURCHASER CLAIM relates was known ("positive Kenntnis") by PURCHASER as of the date hereof, taking into account that the PURCHASER, prior to entering into this AGREEMENT, had the opportunity to conduct due diligence. The PARTIES agree that PURCHASER has actual knowledge ("positive Kenntnis") of any and all information disclosed to PURCHASER and PURCHASER'S representatives by SELLER or SELLER'S representatives in connection with the transaction governed by this AGREEMENT, including but not limited to the information disclosed (i) during the management presentation held for PURCHASER on December 20, 2001and/or in the written material presented and/or submitted to PURCHASER on that day, (ii) in the information memorandum relating to the ACQUIRED BUSINESS submitted/delivered to PURCHASER prior to the date hereof, (iii) in the course of the due diligence, or (iv) in this AGREEMENT;

10.3.6 the PURCHASER CLAIM results from or is increased by the passing of, or any change in, after the TRANSFER DATE, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of taxes or any imposition of taxes or any withdrawal or relief from taxes not actually in effect at the TRANSFER DATE;

10.3.7 the procedures set forth in ARTICLE 10 para. 2 or ARTICLE 13 below were not observed by PURCHASER or the TARGET COMPANIES and to the extent that such failure impedes SELLER'S ability to pursue its rights under this AGREEMENT.

10.4 SELLER shall not be liable for any PURCHASER CLAIM, if and to the extent either PURCHASER or any of the TARGET COMPANIES has caused ("verursacht oder mitverursacht") such PURCHASER CLAIM after the TRANSFER DATE. When calculating the amount of the liability of SELLER under this AGREEMENT all advantages in connection with the relevant matter shall be taken into account ("Vorteilsausgleich") and SELLER shall not be liable under this AGREEMENT in any respect of any PURCHASER CLAIM for any losses suffered by PURCHASER or the TARGET COMPANIES to the extent of any corresponding savings by or net benefit to the PURCHASER or any affiliate of PURCHASER arising therefrom.

10.5 The Parties are in agreement that the remedies which PURCHASER, or any of the TARGET COMPANIES, may have against SELLER are solely governed by this AGREEMENT, and the remedies provided for by this AGREEMENT shall be the exclusive remedies available to PURCHASER, or any of the TARGET COMPANIES. Any further rights and claims on whatever legal basis the PURCHASER may have, including but not limited to any rights of repeated performance ("Nacherfullung"), any rights of rescission e.g. for non-fulfilment (in part), any right to rescind ("Rucktritt") this AGREEMENT or to require the winding up ("Ruckabwicklung") or the alteration ("Anpassung") of the transaction contemplated hereunder (e.g. by way of "Schadensersatz statt der Leistung" or "Storung oder Wegfall der Geschaftsgrundlage"), or the reduction of the purchase price ("Minderung"), and/or any claims for breach of pre-contractual obligations ("culpa in contrahendo"), or ancillary obligations ("positive Forderungsverletzung") or reimbursement of costs ("Aufwendungsersatz") or damages ("Schadensersatz") other than expressly regulated under this Agreement, except claims for wilful deceit ("arglistige Tauschung"), are hereby expressly excluded and waived by PURCHASER.

10.6 Apart from the agreements on the condition contained in ARTICLE 8 above, SELLER is not liable for any deficiencies ("Sachmangel") within the meaning of Section 434 German Civil Code or deficiencies in title ("Rechtsmangel") within the meaning of Section 453 German Civil Code. The PARTIES expressly agree that the agreements on the condition contained in ARTICLE 8 above do not constitute guarantees ("Garantien") within the meaning of Section 444 of the German Civil Code.

10.7 Any and all claims of PURCHASER in connection with the transaction contemplated in this AGREEMENT may only be asserted by the PURCHASER if the PURCHASER`S CLAIMS determined in accordance with this AGREEMENT exceed an amount of EUR 100,000 (in words: Euro one hundred thousand) in each single event and in total an amount of EUR 3,000,000 (in words: Euro three million). In the event that the latter amount is exceeded, SELLER shall only be liable for the amount exceeding the said threshold ("Freibetrag"), i.e. the balance between the threshold and the recoverable PURCHASER'S CLAIM.

10.8 The SELLER shall only be liable for any potential claim of PURCHASER in connection with the transaction contemplated in this AGREEMENT - irrespective of the legal basis upon which such claims are based - all together up to a maximum amount of EUR 25,000,000 (in words: Euro twenty five million). For the avoidance of doubt this limitation of liability applies to any and all claims, rights, demands etc. which might occur against SELLER in connection with the transaction contemplated in this AGREEMENT.

10.9 Unless expressly stated otherwise or required by mandatory statutory law, any and all claims, rights, demands etc. of the PURCHASER in connection with the transaction contemplated in this AGREEMENT shall terminate and expire ("verjahren") on December 31, 2003. Section 203 of the German Civil Code shall not apply to this AGREEMENT.

10.10 In regard to PURCHASER'S CLAIMS in connection with the agreements on the condition according to ARTICLE 8 paras. 1.1, 1.2, 1.3, 1.5, 1.6 and 1.7 - the period of limitation in para. 10.9 above is extended until June 30, 2007.

10.11 The period of limitation stated above in para. 10.9 is also extended for agreements on the condition according to ARTICLE 8 para. 4.3 to a period of six months after the respective TAXES (as defined in ARTICLE 8 para. 4.3) have been finally assessed by the competent authority, in any case, however, at the latest on June 30, 2006.

10.12 As regards to PURCHASER'S claim for the fulfilment of SELLER'S to assign SELLER'S RECALCULATED FINANCING RECEIVABLES to be assigned by SELLER to PURCHASER according to Article 3 para. 7 above neither the limitations set out in Article 10 para.7 nor the limitations set out in Article 10 para. 8 shall apply.

                                   ARTICLE 11
                                   ----------
                       Transfer of the ACQUIRED BUSINESS,
                       ----------------------------------
                          Post-Contractual Cooperation
                          ----------------------------

11.1 Following the TRANSFER DATE, PURCHASER will and the TARGET COMPANIES will grant SELLER and SELLER'S GROUP COMPANIES and their counsels, financial advisors, auditors and other representatives a right, during normal business hours on reasonable notice, to inspect the books and records of the ACQUIRED BUSINESS in respect to the ACQUIRED BUSINESS concerning the period of time up until the TRANSFER DATE and after the TRANSFER DATE provided that such a right to inspection is asserted for tax reasons, for reasons of defending against claims of PURCHASER or any third parties, for the fulfilment of contractual or legal obligations or for any other good reasons. The PURCHASER will procure that TARGET COMPANIES will act accordingly. SELLER and SELLER'S GROUP COMPANIES are entitled to take copies of such books and records for the above-mentioned purposes and - to the extent that SELLER or a SELLER'S GROUP COMPANY require original documents - the PURCHASER will forward such books and records to SELLER and SELLER shall return them immediately after the reason for the right to inspection has expired.

11.2 All and any current (i.e. at this date of the AGREEMENT) internet protocol addresses of the ACQUIRED BUSINESS remain with SELLER and SELLER'S GROUP COMPANIES. The PURCHASER and the TARGET COMPANIES have to undertake with best efforts all actions and measures, if any, that the above obligation is duly complied with, including its technical implementation, of the TRANSFER DATE.

11.3 Except as for insurance policies directly entered into by the TARGET COMPANIES, all insurance policies of the TARGET COMPANIES expire upon the TARGET COMPANIES ceasing to be part of SELLER'S GROUP, i.e. upon the TRANSFER DATE. PURCHASER shall ensure commercially adequate insurance coverage for the TARGET COMPANIES which shall also cover all liabilities arising after the TRANSFER DATE including liabilities with respect to products marketed prior to the TRANSFER DATE and which shall be in effect on the TRANSFER DATE. PURCHASER shall provide SELLER with proof of compliance with the foregoing obligation by way of submission of copies of certificates of insurance policies to SELLER.

11.4 To the extent that SELLER'S liability be revised because of measures of the kind described in ss. 172 para. 4 German Commercial Code (HGB) which are carried out by PURCHASER or its legal successors after the TRANSFER DATE, the PURCHASER shall fully indemnify SELLER from and against this liability. Unless otherwise provided in this AGREEMENT, PURCHASER accepts and assumes any and all risks, obligations and liabilities resulting out of or in connection with the ACQUIRED BUSINESS irrespective of their legal basis and the date as of which they arise. The PURCHASER shall indemnify SELLER and SELLER'S GROUP COMPANIES from and against any and all such risks, obligations and liabilities.

11.5 Except as explicitly expressed in Article 8 para. 5.4, the PURCHASER shall indemnify, defend and hold harmless SELLER and SELLER'S GROUP COMPANIES from and against any environmental pollution or contamination, including risks, obligations and liabilities resulting out of or in connection with any release or threatened release of any substance, material or any other emission into the environment, the neighbourhood or on the real estate property owned, used or previously owned or used by the any of the TARGET GROUP COMPANIES or the ACQUIRED BUSINESS.

11.6 PURCHASER will ensure - or use its best efforts (to the extent commercially feasible, "wirtschaftlich zumutbar") - that immediately after the date hereof the assets attributable to SELLER or SELLER'S GROUP COMPANIES which secure liabilities of TARGET COMPANIES, including but not limited to financing liabilities, and all other securities, e.g. comfort letters, guarantees, etc. furnished by SELLER and/or SELLER`S GROUP COMPANIES to secure the financing and/or obligations and/or liabilities and/or risks of the ACQUIRED BUSINESS ("SECURITIES") will be released as of the TRANSFER DATE. PURCHASER will procure - or use its best efforts (to the extent commercially feasible, "wirtschaftlich zumutbar") - that all SECURITIES will be handed over to SELLER at CLOSING according to ARTICLE 5 para. 4.2, and release, indemnify, defend and hold harmless SELLER and SELLER`S GROUP COMPANIES from all obligations and liabilities arising out of or in connection with the SECURITIES as of and after the TRANSFER DATE. To the extent that PURCHASER will need third party consents and/or actions for the declarations and/or actions to be taken according to this para. 7, PURCHASER will use best efforts to obtain such consents or actions (to the extent commercially feasible, "wirtschaftlich zumutbar").

11.7 After the TRANSFER DATE, PURCHASER, the TARGET COMPANIES and other PURCHASER'S AFFILIATES, SELLER and SELLER'S GROUP COMPANIES shall, upon request, cooperate in good faith with SELLER, SELLERS' GROUP COMPANIES and PURCHASER, respectively, by furnishing any additional information, executing and delivering any additional documents and instruments, and doing any and all such other things as may be required by the respective SELLER, SELLER'S GROUP COMPANIES and/or PURCHASER and necessary to consummate the transactions contemplated in this AGREEMENT.

11.8 PURCHASER and SELLER shall review in good faith the services, supply, distribution and other agreements governing intra group services within SELLER'S GROUP ("konzerninterne Liefer- und Leistungsvertrage") ("INTRA GROUP AGREEMENTS") already existing as of the date hereof between TARGET COMPANIES and SELLER'S GROUP COMPANIES. PURCHASER will decide whether to terminate the INTRA GROUP AGREEMENTS according to their respective terms and conditions or whether to mutually modify them together with SELLER in order to comply with arm's length principles. To the extent certain intra group services provided as of the date hereof are not covered by the INTRA GROUP AGREEMENTS, PURCHASER will decide whether to enter into agreements about such intra group services for a transition period up to 12 (twelve) months.


                                   ARTICLE 12
                                   ----------
                       SELLER'S Covenants Pending CLOSING,
                       -----------------------------------
                        Conduct of the ACQUIRED BUSINESS
                        --------------------------------

12.1 Pending CLOSING, SELLER shall subject to para. 2 below undertake measures so that:

12.1.1 each TARGET COMPANY shall (i) carry on its business materially the same ("im wesentlichen ubereinstimmend") with past practice, (ii) maintain their properties, machinery and equipment in the same condition as they are as of the date hereof and (iii) not sell, assign, encumber, grant a lien on or dispose of any properties, machinery or equipment except as in the ordinary course of business consistent with past practice.

12.1.2 each TARGET COMPANY will put appropriate independent funding facilities in place to be able to continue to operate its business in the ordinary and usual course of business after the TRANSFER DATE;

12.1.3 each TARGET COMPANY shall pay all taxes which become due before the TRANSFER DATE;

12.1.4 no dividend, repayment of share capital or partnership interest or profit distribution shall be declared, paid or made by any TARGET COMPANY;

12.1.5 all transactions between each TARGET COMPANY on the one hand and SELLER'S GROUP on the other hand shall be conducted on an arm's length basis.

12.2 All obligations in para.1 of this ARTICLE 12 shall only be imposed to the extent they are legally permissible. Nothing in this ARTICLE 12 shall limit SELLER'S right to complete including such steps but not limited to those listed in Exhibit 12.2 which serve the transfer of the ACQUIRED BUSINESS to the TARGET COMPANIES and the consummation of the CONTRIBUTION AGREEMENT. In the event of a breach of ARTICLE 12 by SELLER ARTICLE 10 (except of ARTICLES 10 paras. 7 and 8) shall apply accordingly.

12.3 If on the day of CLOSING the net equity (Eigenkapital) of Demag Mobile Cranes GmbH & Co. KG is negative, SELLER shall contribute to the capital reserve account (capital account (II)) of Demag Mobile Cranes GmbH & Co. KG such amount which is necessary to equalize the negative net equity ("Equity Contribution") prior to the Transfer Date.

           For purposes of this para. 12.3 the net equity of Demag Mobil Cranes GmbH & Co. KG shall be its book equity as shown in its tax balance sheet (excluding the "Sonderbilanz") determined in accordance with German GAAP subject to German tax rules to be considered for the preparation of the tax balance sheet. The amount of the Equity Contribution shall be jointly determined by PWC and PURCHASER'S AUDITOR in writing as of the day of Closing.

           The Equity Contribution shall be made in the form of a waiver by Seller as of the day of Closing and prior to the TRANSFER DATE of the corresponding amount of the SELLER'S FINANCING RECEIVABLES existing as of the date of the Equity Contribution.

                                   ARTICLE 13
                                   ----------
                          Involvement in Legal Matters,
                          -----------------------------
                               THIRD PARTY CLAIMs
                               ------------------

13.1 If the TARGET COMPANIES and/ or PURCHASER are sued or threatened to be sued by a third party, including without limitation any government agencies, or if the TARGET COMPANIES or PURCHASER are subjected to any audit or examination by any tax authority (herein "THIRD PARTY CLAIM"), which may give rise to a PURCHASER CLAIM or any other claim against a member of SELLER'S GROUP, PURCHASER shall give SELLER prompt notice of such THIRD PARTY CLAIM. PURCHASER shall ensure that SELLER shall be provided access to all relevant information and documents in the possession of the PURCHASER, PURCHASER'S AFFILIATES or the TARGET COMPANIES and provide other reasonable assistance relevant to the THIRD PARTY CLAIM, be given reasonable opportunity to comment or discuss with PURCHASER any measures which SELLER proposes to take or to omit in connection with a THIRD PARTY CLAIM, and in particular SELLER shall be given an opportunity to comment on, participate in, and review any reports and all relevant tax and social security audits or other measures and receive without undue delay copies of all relevant orders ("Bescheide") of any authority.

           No admission of liability shall be made by or on behalf of the PURCHASER or the TARGET COMPANIES and the THIRD PARTY CLAIM shall not be compromised, disposed of or settled without the prior written consent of the SELLER, which consent shall not be unreasonably withheld. Further, SELLER shall be entitled at its own discretion and at SELLER'S sole costs to take such action (or cause the PURCHASER or the TARGET COMPANIES to take such action) as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such THIRD PARTY CLAIM (including making counter claims or other claims against third parties) in the name of and on behalf of the PURCHASER or the TARGET COMPANIES concerned and the PURCHASER will give and cause the TARGET COMPANIES to give such information and assistance, as described above, including access to premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as SELLER or its professional advisors may reasonably request. SELLER agrees to use all such information confidentially only for such purpose.

13.2 PURCHASER will instruct TARGET COMPANIES accordingly to involve SELLER and/or SELLER'S GROUP COMPANIES in all judicial and extra judicial disputes arising or being continued after the TRANSFER DATE which might result in a claim against SELLER and/or SELLER'S GROUP COMPANIES. SELLER is to be notified if such a dispute arises within a reasonable time ("unverzuglich") after such dispute has become known to PURCHASER or a TARGET COMPANY and to be informed in detail about the current state of such dispute. SELLER has to be granted the opportunity to participate in and comment on disputes and to the extent legally permissible entitled to assert, at SELLER'S sole costs, all offensive and defensive measures, in particular legal remedies including the acknowledgement of claims, abandonment of claims or settlement; para. 1 shall apply accordingly.

                                   ARTICLE 14
                                   ----------
                                 Merger Control
                                 --------------


14.1 The PURCHASER and/or - if legally required - the Seller will immediately ("sofort") file the necessary applications with regard to the acquisitions contemplated in this AGREEMENT with the competent cartel authorities, at least the ones mentioned in ARTICLE 5 para.
           1.1 - any remaining ones as soon as possible - to the extent that such filing has not yet been effected. The PARTIES shall furnish complete and correct information and details due to be given to the competent cartel authorities. To the extent that third parties have to participate on behalf of PURCHASER or the SELLER in the process of filing or giving of information, PURCHASER and/or the SELLER shall be liable for the third parties involved on their behalf to effect the filing and to give complete and correct information and all details in a timely fashion.

14.2 The applications will be prepared by the SELLER and the PURCHASER in close collaboration. Immediately ("sofort") after conclusion of this AGREEMENT, PURCHASER and SELLER will contact the competent cartel authorities in a manner still to be jointly determined in order to procure a decision of the competent cartel authorities to be obtained as soon as possible. The PARTIES will inform each other on a regular basis on the progress of the application proceedings. Each Party shall bear its own filing costs, including the charges of the respective lawyers and accountants, in respect of obtaining the approval of the cartel authorities. The administrative costs incurred in connection therewith, particularly charges of the respective cartel authorities, are to be borne by the relevant filing PARTY.

14.3 In the event that an order of prohibition is issued and/or can only be averted by giving certain commitments, SELLER and PURCHASER may enter into negotiations with the competent cartel authorities in order to lift the conditions of prohibition to the satisfaction of the competent cartel authorities by way of giving appropriate and reasonable undertakings.


                                   ARTICLE 15
                                   ----------
                                Other Provisions
                                ----------------

15.1 SELLER is entitled to rescind ("Rucktritt") by notification to PURCHASER this AGREEMENT in whole or in part if

15.1.1 one or more of the conditions set forth in ARTICLE 5 para. 1 have not been fulfilled at the latest by September 30, 2002;

15.1.2 PURCHASER and/or PURCHASER'S AFFILIATES do not fully and timely fulfil their obligations contained herein or resulting out of this AGREEMENT between the period from the date of signing of this AGREEMENT until the TRANSFER DATE; SELLER shall inform PURCHASER about its intent to exercise its right to rescind under this para.
           1.2 10 (ten) BUSINESS DAYS in advance; PURCHASER within such time period shall have the right to cure any breach of its obligations contained herein or resulting out of this AGREEMENT and any damages resulting from such breach;

15.1.3 PURCHASER and/or PURCHASER'S AFFILIATES fail to undertake actions necessary in order to fulfil the conditions precedent set out in
           ARTICLE 5 para. 1 within two weeks after having received a written request from SELLER as to that effect;

15.2 PURCHASER is entitled to rescind by notification to SELLER this AGREEMENT in whole or in part if one or more of the conditions set forth in ARTICLE 5 para. 1 have not been fulfilled at the latest by March 31, 2003;

15.3 In the cases referred to in paras. 1 and 2 above, the PARTIES undertake to implement any measure which is conducive to effect a dissolution of the legal relations established in connection with this AGREEMENT.ss.ss. 346 ff. BGB shall apply (with the exception ofss.347 para. 1 sentence 2 andss. 347 para. 2 sentence 2 German Civil Code).

15.4 Rights and obligations resulting from this AGREEMENT may only be transferred or assigned by PURCHASER and/or PURCHASER'S AFFILIATES and/ or TARGET COMPANIES with the prior written consent of SELLER which consent shall not be unreasonably withheld. This restriction does not apply to a transfer or assignment by SELLER or SELLER'S GROUP or to a transfer or assignment by PURCHASER to a PURCHASER'S AFFILIATE. Such an assignment has no impact on the obligations and restrictions imposed on the PURCHASER or PURCHASER'S AFFILATES or the SELLER or the SELLER'S GROUP, respectively, hereunder. Each reference in this AGREEMENT to PURCHASER shall be and mean a reference to PURCHASER'S ASSIGNEE, as the case may be.

15.5 Unless otherwise expressly agreed upon in this AGREEMENT, any transfer taxes, stamp duties and charges (including those incurred in connection with antitrust clearances), costs (including any costs for registration of intellectual property rights) and fees, including any notarial fees, incurred in connection with the execution and consummation of this AGREEMENT shall be borne by the PURCHASER. Furthermore, each PARTY shall bear the costs for its own advisors and auditors unless otherwise expressly agreed upon in this AGREEMENT.

15.6 To the extent this Agreement provides for actions, obligations, and/or declarations to be taken by PURCHASER`S AFFILIATES, PURCHASER shall ensure that PURCHASER`S AFFILIATES fully comply with such obligations. To the extent this Agreement provides for actions, obligations, and/or declarations to be taken by SELLER`S GROUP, SELLER shall ensure that SELLER'S GROUP fully complies with such obligations.

15.7 Memoranda or other communications or notifications as required by or conducive to this AGREEMENT shall be made in writing and in English. They shall be addressed to the following departments: for the PURCHASER to:

                                    Terex Corporation
                                    500 Post Road East
                                    Westport, Connecticut 06880
                                    USA
                                    Attn.: Eric I Cohen,  Senior Vice President,
                                    Secretary and General Counsel

           and a copy to:

                                    Coudert Schurmann
                                    Friedrich-Ebert-Anlage 2-14
                                    City-Haus
                                    60325 Frankfurt am Main
                                    Germany
                                    Attn.: Hans-Peter Hansen.


           for SELLER to:

                                    Siemens AG
                                    Corporate Finance Post Closing (CF T 6 PCM)
                                    Attn.: Mr. Erich Prell
                                    Wittelsbacherplatz 2
                                    D-80333 Munchen
           and in legal affairs with
           a copy to:

                                   Siemens AG
                                   Corporate Legal Department (CF L13)
                                   Attn.: Dr. Antonia Maier
                                   Dr. Lutz Englisch
                                   Wittelsbacherplatz 2
                                   D-80333 Munchen

15.8 The PARTIES undertake to instruct with best efforts SELLER'S GROUP COMPANIES and, respectively, PURCHASER'S AFFILIATES to entere into separate asset sale and purchase agreements regulating the sale, purchase and transfer of assets attributable to the ACQUIRED BUSINESS (including, but not limited to, fixed assets, inventories, liabilities, contracts and employment relationships, if any) currently held by subsidiaries of Demag Cranes and Components GmbH in Australia, Austria, Denmark, Italy, South Africa and USA in the overall net amount of EUR 4.191.000 (in words: Euro four million one hundred ninety-one thousand). The PARTIES furthermore agree that the PURCHASE PRICE comprises the assets mentioned above.

15.9 PURCHASER undertakes to instruct TARGET COMPANIES to pay, without undue delay, all amounts received by TARGET COMPANIES for the Gottwald, port technology and Ergoteck business activities currently conducted by the TARGET COMPANIES to the relevant debtor of the receivables as defined in Exhibit 1.13 para. 3 within SELLER'S GROUP.

                                   ARTICLE 16
                                   ----------
              Confidentiality, Announcements, Non-Compete Covenant
              ----------------------------------------------------

16.1 The Confidentiality Agreement signed by SELLER and PURCHASER on November 11, 2001 (attached hereto as Exhibit 16.1) shall remain in full force and effect with respect to all confidential information as defined in the Confidentiality Agreement which has been disclosed before and/or after the date of this Agreement by each PARTY to the other, SELLER'S GROUP and/or its representatives and/or its representatives as defined in the Confidentiality Agreement up until the TRANSFER DATE and for a period of 5 (five) years thereafter, if and to the extent that confidential information is concerned that relates to the ACQUIRED BUSINESS. With the exception of a written press release to be agreed upon by the PARTIES, the PARTIES shall not inform any third parties of the conclusion nor the contents of this AGREEMENT, except for company members of the TARGET COMPANIES, administrative bodies, boards of directors, and supervisory boards or advisors of the PARTIES to the extent necessary for the preparation, execution and consummation of this Agreement. Notwithstanding the foregoing, each of the PARTIES shall be authorized, after consultation with the other PARTY, to provide third parties with any and all of the above information which is subject to prohibition if and to the extent that this information must be provided for regulatory reasons which may arise, especially due to orders given by authorities, judgements resulting from court disputes, registrations or similar proceedings. The obligations under this paragraph shall survive any termination of this AGREEMENT.

16.2 The Parties shall not make any announcements or notifications to third parties, in particular press releases, concerning the terms and conditions of this AGREEMENT, except as provided for in this Agreement or due to the applicable laws, before checking the contents thereof with and receiving the written approval of the other Party, which consent will not be unreasonably withheld or delayed.

16.3 For a term of 3 (three) years following the TRANSFER DATE, SELLER`S GROUP will not engage in or carry out any research, development, production or distribution of mobile telescopic and lattice boom cranes being the products of the ACQUIRED BUSINESS as of the TRANSFER DATE ("PRODUCTS"), provided, however, that this obligation shall neither apply:

           (i) to the research, development, production and /or distribution of PRODUCTS which are sold or distributed by SELLER'S GROUP COMPANIES as an integral part of other products or in combination with other products or within its projects, systems and/or services businesses (COMBINATION PRODUCTS), nor

           (ii)       to  the  research,   development,   production  and  /  or
                      distribution   of  PRODUCTS   which  are   spare-parts  to
                      COMBINATION PRODUCTS, nor

           (iii) to companies held or acquired by financial investment companies of SELLER`S GROUP for financial investment purposes, nor

           (iv) to the spare part supply for cranes produced by the Gottwald business unit of SELLER before 1990, nor

           (v) to companies acquired by SELLER'S GROUP COMPANIES being not exclusively active in the research, development, production and/or distribution of products being competitive products to the PRODUCTS; if, however, the competitive activities of the acquired company represent more than 25 % of the turn-over of the acquired company as of the acquisition date and the puchase price of such acquisition exceeds EURO 100,000,000 (in words: Euro one hundred million) and SELLER'S GROUP COMPANIES directly and/or indirectly participate in excess of 50% of the share capital and the voting rights in such company, SELLER'S GROUP COMPANIES shall undertake to offer those competitive activities for sale at reasonable terms, if such divestiture is possible and legally permissible and SELLER'S GROUP COMPANIES are in a position to undertake this sale.

16.4 SELLER`S GROUP undertakes not to use the name "Demag" or any other similar name for business purposes of the ACQUIRED BUSINESS (except for the resale of products, of combination products and spare parts to combination products as stated under Art. 16 para. 3 above).

16.5 For the period of 2 (two) years following the TRANSFER DATE, SELLER'S GROUP undertakes not to actively solicit such persons as conclusively listed in Exhibit 16.5.


                                   ARTICLE 17
                                   ----------
                                Final Provisions
                                ----------------

17.1 Amendments and supplements to this AGREEMENT including this provision require written form unless notarization is legally required.

17.2 Any term or provision of this AGREEMENT which is or shall become wholly or partially invalid or unenforceable shall not affect the validity or enforceability of all remaining provisions. Instead of the invalid or unenforceable provision the PARTIES shall agree on such valid and enforceable provision which comes closest to the economic purpose intended by the PARTIES with the invalid or unenforceable provision. The same shall apply for an omission.

17.3 The headings of this AGREEMENT shall not affect the interpretation thereof. The English terms, to which a German translation has been added shall be interpreted through this AGREEMENT in accordance with the meaning given to them by the German translation. Unless otherwise provided, references to ARTICLES, paragraphs, Exhibits shall be to ARTICLES, paragraphs, Exhibits of this AGREEMENT.

17.4 Unless otherwise expressly agreed and subject to compulsory foreign laws being applicable to legal acts in rem, this AGREEMENT shall be governed by and interpreted exclusively in accordance with the substantive laws of the Federal Republic of Germany to the exclusion of the conflict of laws provisions and of the UN-Convention on the International Sale of Goods.

17.5 All disputes, controversies or differences arising out of or in connection with this AGREEMENT including any question regarding its existence, validity or termination (hereinafter referred to as "DISPUTES") shall be settled by an amicable effort on the part of both PARTIES. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the PARTIES so notifies the other PARTY in writing.

           If such an attempt has failed, all DISPUTES shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce, Paris (ICC) by three arbitrators in accordance with said rules.

           Each PARTY shall nominate one arbitrator to be confirmed by the International Court of Arbitration under the applicable rules. Both arbitrators shall agree on the third arbitrator within thirty days. Should the two arbitrators fail, within the above time-limit to reach agreement on the third arbitrator, he shall be appointed by the International Court of Arbitration. If there are two or more defendants, any nomination of an arbitrator by or on behalf of such defendants must be by joint agreement between them. If such defendants fail within the time-limit fixed by the International Court of Arbitration, to agree on such joint nomination, the proceedings against each of them must be separated.

           The seat of arbitration shall be Frankfurt am Main, Germany. Unless the PARTIES otherwise agree, the procedural law of this place shall apply where the rules are silent.

           The language to be used in the arbitration proceeding shall be English.

           The arbitration court shall also decide on the liability for costs including the reimbursement of reasonable attorney fees.

17.6 This AGREEMENT constitutes the entire agreement and understanding among the PARTIES with respect to the subject matter expressed herein. All other agreements, especially previous ones, and arrangements shall be cancelled and superseded completely by this AGREEMENT upon signing in due form. All Exhibits to this AGREEMENT form an integral part of this AGREEMENT. In case of any contradiction between these Exhibits and the body of this AGREEMENT, the body of this AGREEMENT shall prevail.

IN WITNESS THEREOF this Notarial Deed including the Exhibits hereto

- with the exception of certain balance sheets and other financial statements, lists of items, titles, rights and obligations contained in Exhibits 1.2.1, 1.4 and 8.2.2, in respect of which the persons appearing waived the right ot have them read aloud and which instead have been presented to the persons appearing, were acknowledged and signed on each page by the persons appearing, and

- with further exception of Exhibit 1.2.2, which according to the declarations of the person appearing shall be attached for identification purposes only and the content of which therefore does not form part of the declarations of the persons appearing in notarial form, by the acting Notary or in presence of the acting Notary.

has been read aloud to the persons appearing and was confirmed and approved by the persons appearing. The persons appearing then signed this Deed. All this was done at the day hereinbelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.

Basel, this 16th (sixteenth) and 17th (seventeenth) day of May 2002 (two thousand and two)




                                            /s/  Hans Peter Hansen
                                   -------------------------------------------


                                            /s/ Gernot Steubner
                                   -------------------------------------------




                                            /s/ Stephan Cueni
                                   --------------------------------------------
                                   Stephan Cueni, Notary Public